Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

(561) 515-6078

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS RECORD RESULTS

Second Quarter Revenue of $337.7 Million, Operating Income of $67.3 Million, EBITDA of $77.6 Million and

Diluted EPS of $0.66 All Set New Highs

Reaffirms Guidance

West Palm Beach, FL, August 6, 2008 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the second quarter and six months ended June 30, 2008.

Second Quarter Results

For the second quarter of 2008 revenue increased 40.9 percent to a record $337.7 million compared to $239.7 million in the prior year period. Operating income increased 54.0 percent to $67.3 million compared to $43.7 million in the prior year period. Diluted earnings per common share increased 24.0 percent to $0.66 compared to $0.53 in the prior year period, despite a 23.7 percent increase in weighted average shares outstanding and the benefit from a one-time tax benefit in the prior year period that increased diluted earnings per common share by $0.03. Operating income before depreciation and amortization of intangible assets, plus litigation settlements (“EBITDA”) increased 53.0 percent to $77.6 million compared to $50.7 million in the prior year period, and the EBITDA margin improved 190 basis points to 23.0 percent of revenue compared to 21.1 percent of revenue in the prior year period.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “The second quarter was another outstanding period for FTI across the key dimensions of our business. We generated record revenue and profits and higher margins compared to last year. As importantly, we made significant strides in the execution of our strategy, bringing an expanding range of capabilities to our clients on a global basis.”

Mr. Dunn continued, “Our outstanding growth and profitability in the quarter reflect a volatile economic environment that continues to be a driver of demand for our services. The impact of global credit constraints continues to spread, driving increased demand from clients to preserve their organizations’ business results, wealth and reputations and enhance their competitive positions during these challenging times. This demand, combined with the leadership positions enjoyed by our business segments, fostered organic revenue growth of 25 percent, with strong momentum in our restructuring, economic and strategic

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communication segments. Technology once again had outstanding results, and grew over 50% in the quarter.”

Mr. Dunn added, “We are continuing to see the fruits of our investments in global markets. Approximately 20 percent of our revenue in the quarter came from outside the United States, up from approximately 15 percent a year ago as a function of continued growth in existing international operations plus contributions from the acquisitions we made this year in Europe, Asia and Latin America.”

For the first half of the year, the Company generated operating cash flow of $57.0 million, up over $75 million from the same period last year. The Company’s tax rate for the second quarter of 2008 was 39.6 percent compared to 33.3 percent a year ago when the Company recorded a benefit due to implementation of its international tax strategy. At the end of the quarter, total debt outstanding was $567.9 million and no amounts were outstanding under the Company’s line of credit.

As of June 30, 2008, total headcount was 3,144, of which 2,434 represented revenue-generating professionals. Utilization of revenue-generating personnel and average rate per hour metrics are presented in the accompanying tables for those business segments for which the metrics continue to be relevant.

Second Quarter Business Segment Results

Technology

Revenue in the Technology segment in the second quarter increased 50.3 percent to $56.3 million from $37.4 million in the prior year period. Segment EBITDA increased 49.6 percent to $21.2 million, or 37.7 percent of segment revenue, from $14.2 million, or 37.9 percent of segment revenue, in the prior year period. The strong performance in the quarter was driven by continued success of the segment’s software-as-a-service model, especially its ability to manage extremely high processing volumes. Demand continued to be strong from large matters in the pharmaceutical industry, Antitrust Second Requests and from financial services companies for interpretation of complex financial and transactional data and financial systems investigations. After the end of the quarter, the Company also completed the acquisition of Attenex Corporation, a leading eDiscovery software provider and entered into a strategic partnership with Endeca Technologies, Inc., an information access software company.

Corporate Finance/Restructuring

Revenue in the Corporate Finance/Restructuring segment increased 52.6 percent to $96.1 million from $63.0 million in the prior year period. Segment EBITDA increased 77.8 percent to $29.6 million, or 30.8 percent of segment revenue, compared to $16.7 million, or 26.4 percent of segment revenue, in the prior year period. The segment continued to experience a high level of restructuring activity in industries impacted by the global credit crisis such as the automotive, sub-prime mortgage, monoline insurer, financial institution and real estate/homebuilding/construction markets. As credit issues continue to spread, and the global economy appears to be weakening, the segment is seeing growing demand, and additional industries are being affected included consumer products and retail. The healthcare practice was also strong, especially for turnaround, consulting and restructuring services. Momentum in the segment’s UK operation continued to build. Profitability improved due to leverage from higher revenues and an increase in success fees.

Economic Consulting

Revenue in the Economic Consulting segment increased 22.2 percent to $53.8 million from $44.0 million in the prior year period. Segment EBITDA increased 7.1 percent to $14.0 million, or 26.0 percent of segment revenue, from $13.1 million, or 29.7 percent of segment revenue, in the prior year period. The market for strategic M&A was strong across financial services, hospitals, airlines and industrial companies.

In addition, the segment began to see an increasing number of engagements related to the sub-prime and credit crisis, and the Network Industries Strategies practice experienced an increase in railroad commercial litigation and regulatory work as a result of a more predictable regulatory environment.

Strategic Communications

Revenue in the Strategic Communications segment increased 48.0 percent to $62.2 million from $42.0 million in the prior year period. Segment EBITDA increased 50.0 percent to $16.4 million, or 26.4 percent of segment revenue, from $11.0 million, or 26.1 percent of revenue, in the prior year period. The revenue increase was due to businesses acquired over the past year and strong organic growth. While equity capital market activity was slow, solid growth in the core U.K. and U.S. businesses was driven by M&A and crisis and issues management projects with both retained and new clients. This growth was augmented by excellent performances in Asia, Australia and the Middle East as well as rising momentum in acquired businesses and significant M&A completion fees.

Forensic and Litigation Consulting

Revenue in the Forensic and Litigation Consulting segment increased 30.1 percent to $69.3 million from $53.3 million in the prior year period. Segment EBITDA increased 18.5 percent to $15.7 million, or 22.7 percent of segment revenue, from $13.3 million, or 24.9 percent of segment revenue, in the prior year period. Revenue increased in the quarter due to contributions from acquisitions, sustained activity in Foreign Corrupt Practices Act investigations, strong activity in regulated industries such as insurance, healthcare and pharmaceuticals, and an accelerating number of cases in the segment’s intellectual property practice. Margins in the quarter were affected by somewhat lower utilization as well as integration costs from the two U.K. acquisitions.

2008 Guidance Update

Based on current market conditions, the Company is maintaining its previously announced revenue guidance of $1.30 billion to $1.375 billion. Diluted earnings per share are also expected to be in the range previously provided of $2.50 to $2.63. Third quarter earnings are expected to be reduced by $0.02 to $0.04 due to certain acquisition and amortization expenses. In addition, the costs, time and effort resulting from a contemplated transaction separately announced today relating to the Company’s technology practice may have some effect on second half earnings.

Second Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss second quarter financial results at 9:00 a.m. Eastern time on Wednesday, August 6, 2008. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,000 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Note: We define EBITDA as operating income before depreciation and amortization of intangible assets plus litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. A reconciliation of EBITDA to Net Income is included in the accompanying tables to today’s press release. Segment EBITDA is reconciled to segment operating income. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(in thousands, except per share data)

	Six Months Ended June 30,
	2008	2007
	(unaudited)
Revenues	$644,772	$467,417

Operating expenses
Direct cost of revenues	360,687	257,530
Selling, general and administrative expense	150,345	122,268
Amortization of other intangible assets	7,355	5,485

	518,387	385,283

Operating income	126,385	82,134

Other income (expense)
Interest income	4,947	2,320
Interest expense and other	(20,468)	(21,701)
Litigation settlement losses, net	(436)	(908)

	(15,957)	(20,289)

Income before income tax provision	110,428	61,845
Income tax provision	43,729	23,501

Net income	$66,699	$38,344

Earnings per common share - basic	$1.37	$0.92

Weighted average common shares outstanding - basic	48,740	41,537

Earnings per common share - diluted	$1.25	$0.89

Weighted average common shares outstanding - diluted	53,212	43,082

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

(in thousands, except per share data)

	Three Months Ended June 30,
	2008	2007
	(unaudited)
Revenues	$337,670	$239,692

Operating expenses
Direct cost of revenues	188,166	131,349
Selling, general and administrative expense	77,773	61,910
Amortization of other intangible assets	4,457	2,748

	270,396	196,007

Operating income	67,274	43,685

Other income (expense)
Interest income	1,866	1,824
Interest expense and other	(10,080)	(10,737)
Litigation settlement losses, net	(435)	(167)

	(8,649)	(9,080)

Income before income tax provision	58,625	34,605
Income tax provision	23,215	11,523

Net income	$35,410	$23,082

Earnings per common share - basic	$0.72	$0.56

Weighted average common shares outstanding - basic	49,155	41,333

Earnings per common share - diluted	$0.66	$0.53

Weighted average common shares outstanding - diluted	53,700	43,412

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended June 30, 2008
Technology	$56,275	$21,213	37.7%	N/M	N/M	402
Corporate Finance/Restructuring	96,123	29,624	30.8%	75%	$464	599
Economic Consulting	53,765	13,987	26.0%	83%	$450	243
Strategic Communications	62,197	16,428	26.4%	N/M	N/M	563
Forensic and Litigation Consulting	69,310	15,717	22.7%	73%	$343	627

	$337,670	96,969	28.7%			2,434

Corporate		(19,413)

EBITDA (1)		$77,556	23.0%

Six Months Ended June 30, 2008
Technology	$112,810	$44,535	39.5%	N/M	N/M	402
Corporate Finance/Restructuring	175,406	51,534	29.4%	78%	$452	599
Economic Consulting	110,180	27,303	24.8%	86%	$449	243
Strategic Communications	116,811	29,107	24.9%	N/M	N/M	563
Forensic and Litigation Consulting	129,565	30,373	23.4%	74%	$339	627

	$644,772	182,852	28.4%	N/M	N/M	2,434

Corporate		(37,262)

EBITDA (1)		$145,590	22.6%

Three Months Ended June 30, 2007
Technology	$37,432	$14,178	37.9%	N/M	N/M	296
Corporate Finance/Restructuring	63,005	16,661	26.4%	77%	$438	360
Economic Consulting	43,983	13,059	29.7%	89%	$410	213
Strategic Communications	42,013	10,955	26.1%	N/M	N/M	407
Forensic and Litigation Consulting	53,259	13,264	24.9%	75%	$319	410

	$239,692	68,117	28.4%			1,686

Corporate		(17,425)

EBITDA (1)		$50,692	21.1%

Six Months Ended June 30, 2007
Technology	$70,482	$24,785	35.2%	N/M	N/M	296
Corporate Finance/Restructuring	125,107	31,589	25.2%	81%	$426	360
Economic Consulting	83,980	24,167	28.8%	87%	$404	213
Strategic Communications	80,226	20,926	26.1%	N/M	N/M	407
Forensic and Litigation Consulting	107,622	27,369	25.4%	76%	$322	410

	$467,417	128,836	27.6%			1,686

Corporate		(33,741)

EBITDA (1)		$95,095	20.3%

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with accounting principles generally accepted in the United States (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative performance measure used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies within our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND SPECIAL CHARGES

(unaudited)

	Technology	Corporate Finance	Economic Consulting	Strategic Communi- cations	Forensic and Litigation Consulting	Corp HQ	Total
Three Months Ended June 30, 2008

Net income							$35,410
Interest income							(1,866)
Interest expense and other							10,080
Litigation settlement losses							435
Income tax provision							23,215

Operating income	$18,720	$27,492	$13,035	$14,572	$14,278	$(20,823)	67,274
Depreciation	2,466	666	382	696	640	1,410	6,260
Amortization of other intangible assets	262	1,466	570	1,360	799	—	4,457
Litigation settlement losses	(235)	—	—	(200)	—	—	(435)

EBITDA (1)	21,213	29,624	13,987	16,428	15,717	(19,413)	77,556

Six Months Ended June 30, 2008

Net income (loss)							$66,699
Interest income							(4,947)
Interest expense and other							20,468
Litigation settlement losses							436
Income tax provision							43,729

Operating income	$39,137	$48,841	$25,298	$25,378	$27,797	$(40,066)	126,385
Depreciation	4,808	1,187	865	1,358	1,264	2,804	12,286
Amortization of other intangible assets	825	1,506	1,140	2,572	1,312	—	7,355
Litigation settlement losses	(235)	—	—	(201)	—	—	(436)

EBITDA (1)	44,535	51,534	27,303	29,107	30,373	(37,262)	145,590

Three Months Ended June 30, 2007

Net income							$23,082
Interest income							(1,824)
Interest expense and other							10,737
Litigation settlement losses							167
Income tax provision							11,523

Operating income	$12,399	$16,254	$11,468	$9,702	$12,440	$(18,578)	43,685
Depreciation	1,462	354	437	521	499	1,153	4,426
Amortization of other intangible assets	317	40	1,154	737	500	—	2,748
Litigation settlement losses	—	13	—	(5)	(175)	—	(167)

EBITDA (1)	$14,178	$16,661	$13,059	$10,955	$13,264	$(17,425)	$50,692

Six Months Ended June 30, 2007

Net income (loss)							$38,344
Interest income							(2,320)
Interest expense and other							21,701
Litigation settlement losses							908
Income tax provision							23,501

Operating income	$21,328	$31,390	$21,078	$18,439	$25,597	$(35,698)	82,134
Depreciation	2,823	655	782	1,018	958	2,148	8,384
Amortization of other intangible assets	634	81	2,307	1,474	989	—	5,485
Litigation settlement losses	—	(537)	—	(5)	(175)	(191)	(908)

EBITDA (1)	$24,785	$31,589	$24,167	$20,926	$27,369	$(33,741)	$95,095

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with accounting principles generally accepted in the United States (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative performance measure used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies within our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS -DRAFT

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(in thousands)

	Six Months Ended June 30,
	2008	2007
	(unaudited)
Operating activities
Net income	$66,699	$38,344
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	12,286	8,384
Amortization of other intangible assets	7,355	5,485
Provision for doubtful accounts	8,564	3,804
Non-cash share-based compensation	14,172	11,034
Excess tax benefits from share-based compensation	(4,682)	(2,854)
Non-cash interest expense	1,509	1,632
Other	(165)	(284)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(63,513)	(51,418)
Notes receivable	(7,158)	(25,659)
Prepaid expenses and other assets	(9,555)	(1,156)
Accounts payable, accrued expenses and other	6,702	10,943
Accrued special charges	(2,280)	(5,943)
Income taxes	28,434	(3,175)
Accrued compensation	(493)	(11,074)
Billings in excess of services provided	(911)	1,424

Net cash provided by (used in) operating activities	56,964	(20,513)

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(225,183)	(20,476)
Purchases of property and equipment	(17,843)	(22,253)
Other	(1,059)	386

Net cash (used in) investing activities	(244,085)	(42,343)

Financing activities
Borrowings under revolving line of credit	—	25,000
Payments of revolving line of credit	—	(25,000)
Payments of long-term debt	(7,239)	(9)
Purchase and retirement of common stock	—	(18,116)
Net issuance of common stock under equity compensation plans	12,006	14,751
Excess tax benefits from share-based compensation	4,682	2,854

Net cash provided by (used in) financing activities	9,449	(520)

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	(217)	1,708

Net decrease in cash and cash equivalents	(177,889)	(61,668)
Cash and cash equivalents, beginning of period	360,463	91,923

Cash and cash equivalents, end of period	$182,574	$30,255

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

(in thousands, except per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$182,574	$360,463
Accounts Receivable
Billed receivables	250,485	190,900
Unbilled receivables	115,264	84,743
Allowance for doubtful accounts and unbilled services	(42,381)	(30,467)

	323,368	245,176
Notes receivable	15,512	11,687
Prepaid expenses and other current assets	25,436	33,657
Deferred income taxes	10,475	10,544

Total current assets	557,365	661,527

Property and equipment, net of accumulated depreciation	75,624	67,843
Goodwill	1,079,078	940,878
Other intangible assets, net of amortization	154,335	84,673
Notes receivable, net of current portion	55,463	52,374
Other assets	58,416	51,329

Total assets	$1,980,281	$1,858,624

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$70,322	$103,410
Accrued compensation	98,344	102,054
Current portion of long-term debt	151,704	157,772
Billings in excess of services provided	18,223	17,826

Total current liabilities	338,593	381,062

Long-term debt, net of current portion	416,217	415,653
Deferred income taxes	60,467	49,113
Other liabilities	45,075	40,546

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized -5,000, none outstanding	—	—
Common stock, $0.01 par value; share authorized -75,000; shares issued and outstanding — 50,394 (2008) and 48,979 (2007)	504	490
Additional paid-in capital	681,838	601,637
Retained earnings	427,757	361,058
Accumulated other comprehensive income	9,830	9,065

Total stockholders’ equity	1,119,929	972,250

Total liabilities and stockholders’ equity	$1,980,281	$1,858,624